Exhibit 99.1
PFSweb Reports Fourth Quarter and Full Year 2020 Results and Issues 2021 Outlook

- Record Fourth Quarter PFS Fulfillment Volumes and Continued Execution in LiveArea Drive 29% Increase in Service Fee Revenue -

Allen, TX – March 25, 2021 – PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, is reporting results for the fourth quarter and full year ended December 31, 2020, and is providing a financial outlook for 2021.

“Our fourth quarter financial performance reflects the operational momentum we built throughout 2020, with record holiday fulfillment volumes in PFS and continued execution in LiveArea,” said Mike Willoughby, CEO of PFSweb. “We generated strong growth across both business units as we continued to experience robust eCommerce and holiday demand tailwinds. While we operated at an even larger scale than usual throughout the year—particularly during the holiday season—our teams delivered high levels of performance for our clients and their customers. We are proud to have built such a flexible and differentiated platform to support our clients during an unprecedented year and are excited about our continued opportunities for growth in both business segments.”

Q4 2020 Highlights vs. Q4 2019
•Total revenues increased 25% to $106.3 million.
•Service fee equivalent (SFE) revenue (a non-GAAP measure defined and reconciled below) increased 29% to $81.5 million.
•Service fee gross margin was 27.1% compared to 32.5%.
•Net loss was $1.5 million or $(0.07) per share, compared to a net income of $1.6 million or $0.08.
•Adjusted EBITDA (a non-GAAP measure defined and reconciled below) was $4.5 million compared to $6.3 million.
Full Year 2020 Highlights vs. Full Year 2019
•Total revenues increased 16% to $342.5 million.
•Service fee equivalent (SFE) revenue (a non-GAAP measure defined and reconciled below) increased 20% to $258.9 million.
•Service fee gross margin was 31.9% compared to 33.9%.
•Net loss was $5.5 million or $(0.28) per share, compared to a net loss of $2.2 million or $(0.11).
•Adjusted EBITDA (a non-GAAP measure defined and reconciled below) increased 18% to $19.1 million compared to $16.2 million.
Willoughby continued: “In PFS, our operational agility allowed us to quickly scale and ramp our resources to meet heightened holiday order volumes. Less than three months after opening, our new PFS fulfillment center in Dallas was operating at full capacity, and our new fulfillment center in Liège also performed at high levels to accommodate accelerating European volumes. We deployed our CloudPickTM based solution into one of our global client’s European distribution facilities to augment our expanded capacity for that client and support over 10% of our client’s European order volume during the holiday period. We also rapidly deployed our RetailConnectTM solution into five stores for an existing client during the holiday period to enable our client to scale up orders fulfilled from their stores, leading to a full production roll-out of RetailConnectTM across their US store footprint in 2021.
“Throughout the year, we took further measures to maintain our continuous sanitation practices needed to keep our facilities optimally safe and productive. While these COVID-19 safety measures and increased fulfillment-related labor rates for both permanent and temporary frontline workers pressured our margins over the period, preserving the health of our team and ensuring high levels of performance for our clients were our top priorities.

“The strategic investments we have made in LiveArea have further expanded the resources we can offer our clients and prospects as they adapt to an evolving eCommerce environment. Under our strengthened sales and marketing leadership, our fourth quarter LiveArea bookings rebounded to their second highest level in company history. Our sales cycle continues to recover strongly from the pandemic-related disruptions we faced in the middle of 2020. With the strong backlog and record sales pipeline we have built going into 2021, we look forward to leveraging our comprehensive platform to support our growth as we offer premium digital customer experiences around the globe.

“As we look to the rest of 2021, we believe our operational discipline and adaptability have positioned both segments for continued strong execution. We currently expect to perform within our targeted range of 10-15% for LiveArea service fee revenue growth, and we also expect to perform within our targeted range of 5-10% for PFS service fee revenue growth despite year-over-year comparisons against a record setting 2020. We are also targeting moderate PFSweb adjusted EBITDA margin expansion as our revenue mix in LiveArea increases and we gain operating leverage in PFS, offset by continued increased fulfillment-related labor rates and sanitation costs as well as costs associated with opening our new Las Vegas distribution facility.”

“We have been making both operational and strategic investments across both business segments. Strategically, we recently announced the opening of two new PFS fulfillment centers, added key LiveaArea leadership personnel and expanded our service offerings to new geographies, all in preparation for what we anticipate will be durable eCommerce tailwinds as we head into 2021.

“Operationally, we are ramping our front-line work force across our fulfillment centers and expanding our at-home call center teams ahead of what we anticipate will be a record holiday season. While this has increased our PFS operating costs during the quarter, as expected, I believe we are well-positioned for the holiday peak fulfillment period as well as sustained long-term growth for both PFS and LiveArea as the eCommerce landscape continues to evolve.

“As a result of continued heightened PFS fulfillment volumes and strong momentum in LiveArea, we are increasing our 2020 outlook and now expect consolidated SFE revenue growth to be in the mid-teens and continue to expect adjusted EBITDA margin expansion compared to 2019.”

Fourth Quarter 2020 Financial Results
Total revenues in the fourth quarter of 2020 increased 25% to $106.3 million compared to $85.4 million in the same period of 2019. Service fee revenue in the fourth quarter increased 29% to $81.5 million compared to $63.0 million in the same period of 2019. Product revenue from the company’s last remaining client under this legacy business model was $5.2 million compared to $6.4 million in the same period of 2019.

SFE revenue in the fourth quarter of 2020 increased 29% to $81.5 million compared to $63.4 million in the same period of 2019. The increase was primarily driven by robust levels of fulfillment activity in PFS, as well as continued growth in LiveArea.

Service fee gross margin in the fourth quarter of 2020 was 27.1% compared to 32.5% in the same period of 2019. The decrease was primarily attributable to changes in revenue mix, with the lower gross margin PFS segment generating an increased percentage of the overall service fee revenue, and increased fulfillment-related labor rates and sanitation costs during the quarter. Additionally, our gross margin for the PFS segment was negatively impacted by reduced IT related project, startup and technology related activity. As a result, fourth quarter gross margin for PFS came in below the segment’s typical 25% to 30% guidance range, while LiveArea’s gross margin remained within the segment’s typical 40% to 50% range.

Net loss in the fourth quarter of 2020 was $1.5 million or $(0.07) per share compared to a net income of $1.6 million or $0.08 in the same period of 2019. Net loss included the impact of $1.9 million of stock-based compensation expense in the fourth quarter of 2020 as compared to $0.8 million of stock-based compensation expense in the same period of 2019.

Adjusted EBITDA in the fourth quarter of 2020 was $4.5 million compared to $6.3 million in the same period of 2019. The decrease was primarily driven by expected cost increases in the PFS segment applicable to fulfillment-related labor rates and sanitation costs and other preparations for the holiday season, as well as reduced IT related project, startup and technology related activity. Additionally, operating expenses increased as compared to the prior year primarily related to increased personnel related expenses, including costs associated with supporting the ongoing growth and strategic investments in the LiveArea segment. As a percentage of SFE revenue, adjusted EBITDA margin was 5.5% compared to 9.9% in the same period of 2019.

Non-GAAP net income (a non-GAAP measure defined and reconciled below) in the fourth quarter of 2020 was $1.6 million compared to $3.0 million in the same period of 2019.

At December 31, 2020, net debt (a non-GAAP measure defined and reconciled below as total debt, excluding operating lease liabilities, less cash and cash equivalents) was $31.7 million compared to $25.4 million at December 31, 2019.

Cash and cash equivalents at December 31, 2020 totaled $10.8 million compared to $12.4 million at December 31, 2019, and total debt was $42.5 million compared to $37.8 million at the end of last year.

Full Year 2020 Financial Results

Total revenues in 2020 increased 16% to $342.5 million compared to $294.0 million in 2019. Service fee revenue in 2020 increased 20% to $257.7 million compared to $214.4 million in 2019. Product revenue from the company’s last remaining client under this legacy business model was $22.9 million compared to $26.6 million in 2019.

SFE revenue in 2020 increased 20% to $258.9 million compared to $215.8 million in 2019. The increase was primarily driven by heightened fulfillment activity in PFS throughout the year, as well as double-digit growth in LiveArea.

Service fee gross margin in 2020 was 31.9% compared to 33.9% in 2019. The decrease was primarily attributable to changes in revenue mix and increased fulfillment-related costs throughout the year, as well as reduced IT project, startup and technology related activity in the PFS segment. Gross margins for both segments continued to be within the guidance range of 25% to 30% for the PFS segment and 40% to 50% for the LiveArea segment.

Net loss in 2020 was $5.5 million or $(0.28) per share compared to a net loss of $2.2 million or $(0.11) in 2019.

Adjusted EBITDA in 2020 increased 18% to $19.1 million compared to $16.2 million in 2019. The increase was primarily due to the aforementioned strong growth in SFE revenue. As a percentage of SFE revenue, adjusted EBITDA margin was 7.4% compared to 7.5% in 2019.

Non-GAAP net income (a non-GAAP measure defined and reconciled below) increased 100% to $7.9 million in 2020 compared to $3.9 million in 2019.

2021 Outlook
With strong eCommerce demand driving heightened fulfillment volumes in the company’s PFS segment, as well as LiveArea’s record and expanding pipeline, PFSweb expects to achieve 2021 LiveArea service fee revenue growth of 10% to 15% compared to 2020. For the PFS segment, the company expects to generate 5% to 10% service fee revenue growth compared to 2020. In line with its continued focus on cost management, PFSweb also expects moderate consolidated adjusted EBITDA margin expansion in 2021 when compared to the prior year.

Conference Call
PFSweb will conduct a conference call today at 8:30 a.m. Eastern time to discuss its results for the fourth quarter and full year ended December 31, 2020.

PFSweb management will host the conference call, followed by a question and answer period.

Date: Thursday, March 25, 2021
Time: 8:30 a.m. Eastern time (5:30 a.m. Pacific time)
Toll-free dial-in number: (866) 220-4153
International dial-in number: (864) 663-5228
Conference ID: 2475935

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the company’s website at www.pfsweb.com.

A replay of the conference call will be available after 11:30 a.m. Eastern time on the same day through April 8, 2021.

Toll-free replay number: (855) 859-2056
International replay number: (404) 537-3406
Replay ID: 2475935

About PFSweb, Inc.
PFSweb (NASDAQ: PFSW) is a global commerce services company that manages the online customer shopping experience on behalf of major branded manufacturers and retailers. Across two business units – LiveArea for data-driven marketing and omnichannel experience design through technology selection, platform implementation and orchestrated services, and PFS for order fulfillment, contact center, payment processing/fraud management, and order management services – they provide solutions to a broad range of Fortune 500® companies and household brand names such as Procter & Gamble, L’Oréal USA, ASICS, Pandora, Ralph Lauren, Shiseido Americas, the United States Mint, and many more. PFSweb enables these brands to provide a more convenient and brand-centric online shopping experience through both traditional and online business channels. The company is headquartered in Allen, TX with additional locations around the globe. For more information, visit www.pfsweb.com.

Non-GAAP Financial Measures
This news release contains certain non-GAAP measures, including non-GAAP net income (loss), net debt, earnings before interest, income taxes, depreciation and amortization (EBITDA), adjusted EBITDA and service fee equivalent revenue.

Non-GAAP net income (loss) represents net income (loss) calculated in accordance with U.S. GAAP as adjusted for the impact of non-cash stock-based compensation expense, acquisition-related, restructuring and other costs (including certain client related bankruptcy costs), amortization of acquisition-related intangible assets and deferred tax expense for goodwill amortization.

EBITDA represents earnings (or losses) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA further eliminates the effect of stock-based compensation, as well as acquisition-related, restructuring, and other costs (including certain client related bankruptcy costs).

Service fee equivalent revenue represents service fee revenue plus the gross profit earned on product revenue and does not alter existing revenue recognition.

Non-GAAP net income (loss), EBITDA, adjusted EBITDA and service fee equivalent revenue are used by management, analysts, investors and other interested parties in evaluating our operating performance compared to that of other companies in our industry. The calculation of non-GAAP net income (loss) eliminates the effect of stock-based compensation, acquisition-related, restructuring and other costs (including certain client related bankruptcy costs), amortization of acquisition-related intangible assets, and deferred tax expense for goodwill amortization, and EBITDA and adjusted EBITDA further eliminate the effect of financing, remaining income taxes and the accounting effects of capital spending, which items may vary from different companies for reasons unrelated to overall operating performance. Service fee equivalent revenue allows client contracts with similar operational support models but different financial models to be combined as if all contracts were being operated on a service fee revenue basis.

Net debt represents total debt, excluding operating lease liabilities, less cash and cash equivalents.

PFS believes these non-GAAP measures provide useful information to both management and investors by focusing on certain operational metrics and excluding certain expenses in order to present its core operating performance and results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the GAAP results in the attached tables.

Forward-Looking Statements
The matters discussed herein consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “potential,” “project,” “seek,” “strive,” “predict,” “continue,” “target,” and “estimate” and other similar expressions. These forward-looking statements involve risks and uncertainties and may include assumptions as to how we may perform in the future, including the impact of the COVID-19 pandemic on our business, results of operations and global economic conditions. Although we believe the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee these expectations will actually be achieved. PFS' Annual Report on Form 10-K, as amended, for the year ended December 31, 2019 and any subsequent amendments or quarterly reports on Form 10-Q identify certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the periodic reports of the company and the Risk Factors described therein. PFS undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

Company Contact:
Michael C. Willoughby
Chief Executive Officer
Or
Thomas J. Madden
Chief Financial Officer
1-972-881-2900

Investor Relations:
Sean Mansouri, CFA
Gateway Investor Relations
1-949-574-3860
PFSW@gatewayir.com

PFSweb, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Data)

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2019
Revenues:				
Service fee revenue	$ 80,400	$ 63,010	$ 256,615	$ 214,382
Product revenue, net	5,188	6,397	22,865	26,613
Pass-through revenue	19,926	15,964	61,979	53,027
Related party revenue	773	-	1,046	-
Total revenues	106,287	85,371	342,505	294,022
Costs of revenues:				
Cost of service fee revenue	59,168	42,553	175,526	141,616
Cost of product revenue	4,862	6,041	21,594	25,158
Cost of pass-through revenue	19,926	15,964	61,979	53,027
Total costs of revenues	83,956	64,558	259,099	219,801
Gross profit	22,331	20,813	83,406	74,221
Selling, general and administrative expenses	23,050	18,005	85,351	73,334
Income (loss) from operations	(719)	2,808	(1,945)	887
Interest expense, net	332	484	1,486	1,896
Income (loss) before income taxes	(1,051)	2,324	(3,431)	(1,009)
Income tax expense	416	722	2,073	1,161
Net income (loss)	(1,467)	$ 1,602	$ (5,504)	(2,170)
Non-GAAP net income	$ 1,600	$ 2,965	$ 7,896	$ 3,946
Net income (loss) per share				
Basic	$ (0.07)	$ 0.08	$ (0.28)	$ (0.11)
Diluted	$ (0.07)	$ 0.08	$ (0.28)	$ (0.11)
Weighted average number of shares outstanding:				
Basic	20,323	19,435	20,005	19,449
Diluted	20,323	19,912	20,005	19,449
EBITDA	$ 1,669	$ 5,233	$ 6,721	$ 11,254
Adjusted EBITDA	$ 4,498	$ 6,303	$ 19,127	$ 16,188

PFSweb, Inc. and Subsidiaries
Unaudited Reconciliation of Certain Non-GAAP Items to GAAP
(In Thousands)

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2019
Net income (loss)	(1,467)	$ 1,602	(5,504)	(2,170)
Income tax expense	416	722	2,073	1,161
Interest expense, net	332	484	1,486	1,896
Depreciation and amortization	2,388	2,425	8,666	10,367
EBITDA	1,669	5,233	6,721	11,254
Stock-based compensation	1,851	846	10,785	3,028
Acquisition-related, restructuring and other costs	978	224	1,621	1,906
Adjusted EBITDA	$ 4,498	$ 6,303	$ 19,127	$ 16,188

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2019
Net income (loss)	(1,467)	$ 1,602	(5,504)	(2,170)
Stock-based compensation	1,851	846	10,785	3,028
Amortization of acquisition-related intangible assets	109	167	470	668
Acquisition-related, restructuring and other costs	978	224	1,621	1,906
Deferred tax expense - goodwill amortization	129	126	523	514
Non-GAAP net income	$ 1,600	$ 2,965	$ 7,896	$ 3,946

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2019
Total revenues	$ 106,287	$ 85,371	$ 342,505	$ 294,022
Pass-through revenue	(19,926)	(15,964)	(61,979)	(53,027)
Cost of product revenue	(4,862)	(6,041)	(21,594)	(25,158)
Service fee equivalent revenue	$ 81,499	$ 63,366	$ 258,932	$ 215,837

PFSweb, Inc. and Subsidiaries
Unaudited Consolidated Segment Information
and Reconciliation of Certain Non-GAAP Items to GAAP
(In Thousands)

The segment financial data for the three and twelve months ended , December 31, 2020 and 2019, reflect the financial performance for each of the segments based on the current financial presentation reviewed by the company's Chief Operating Decision Makers. The company is continuing to evaluate its segregation of costs among the business units, including an effort to further allocate certain Corporate costs into the two operating business units to enhance cost focus and responsibility.

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2020	2019	2020	2019
PFS Operations				
Revenues:				
Service fee revenue	$ 60,684	$ 43,559	$ 174,868	$ 139,490
Product revenue, net	5,188	6,397	22,865	26,613
Pass-through revenue	19,166	15,247	58,874	50,296
Total revenues	85,038	65,203	256,607	216,399
Costs of revenues:				
Cost of service fee revenue	47,878	32,084	130,275	101,108
Cost of product revenue	4,862	6,041	21,594	25,158
Cost of pass-through revenue	19,166	15,247	58,874	50,296
Total costs of revenues	71,906	53,372	210,743	176,562
Gross profit	13,132	11,831	45,864	39,837
Direct operating expenses	7,992	6,668	30,694	28,292
Direct contribution	5,140	5,163	15,170	11,545
Depreciation and amortization	1,929	1,894	6,740	8,047
Stock-based compensation	422	98	2,179	478
Acquisition-related, restructuring and other costs	540	56	1,302	1,457
Adjusted EBITDA	$ 8,031	$ 7,211	$ 25,391	$ 21,527
Total Revenues	$ 85,038	$ 65,203	$ 256,607	$ 216,399
Pass-through revenue	(19,166)	(15,247)	(58,874)	(50,296)
Cost of product revenue	(4,862)	(6,041)	(21,594)	(25,158)
Service fee equivalent revenue	$ 61,010	$ 43,915	$ 176,139	$ 140,945

PFSweb, Inc. and Subsidiaries
Unaudited Consolidated Segment Information
and Reconciliation of Certain Non-GAAP Items to GAAP
(In Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2020	2019	2020	2019
LiveArea Professional Services				
Revenues:				
Service fee revenue	$ 19,716	$ 19,451	$ 81,747	$ 74,892
Pass-through revenue	760	717	3,105	2,731
Related party revenue	773	-	1,046	-
Total revenues	21,249	20,168	85,898	77,623
Costs of revenues:				
Cost of service fee revenue	11,290	10,469	45,251	40,508
Cost of pass-through revenue	760	717	3,105	2,731
Total costs of revenues	12,050	11,186	48,356	43,239
Gross profit	9,199	8,982	37,542	34,384
Direct operating expenses	7,964	6,502	30,135	25,137
Direct contribution	1,235	2,480	7,407	9,247
Depreciation and amortization	264	271	897	1,162
Stock-based compensation	412	311	3,695	869
Acquisition-related, restructuring and other costs	220	139	226	250
Adjusted EBITDA	$ 2,131	$ 3,201	$ 12,225	$ 11,528
Corporate				
Selling, general and administrative expenses	$ (7,094)	$ (4,835)	$ (24,522)	$ (19,905)
Depreciation and amortization	195	260	1,029	1,158
EBITDA	(6,899)	(4,575)	(23,493)	(18,747)
Stock-based compensation	1,017	437	4,911	1,681
Acquisition-related, restructuring and other costs	218	29	93	199
Adjusted EBITDA	$ (5,664)	$ (4,109)	$ (18,489)	$ (16,867)